                                                                    EXHIBIT 99.1

                        Annual Shareholder Meeting Speech


[Michael Sovern]

2004 has begun with a series of remarkable events here at Sotheby's. What a difference a few years make. With our antitrust problems receding into history, costs under tight control and our best fourth and first quarter results since 1999, we are looking forward to a significantly better 2004.

Consider these accomplishments:

o Though 2003 got off to a bad start - the Iraqi war and worldwide economic uncertainties caused discretionary sellers to postpone their selling and buyers to take a more cautious approach to collecting - with the early success in the war and a strengthening of the economy, confidence improved, as did the quality of consignments around the world. This translated into an amazingly strong selling season and an excellent fourth quarter with a 17% increase in revenues, 52%* increase in operating income and 33%* increase in net income, as compared to the prior year. All of those figures are from continuing operations and exclude employee retention costs, net restructuring charges and special charges.

o It bears repeating: results for the first quarter were our best since 1999. This is largely due to the landmark sale of the Forbes Collection of Faberge to Russian industrialist Victor Vekselberg for an amount we agreed not to disclose. The fabled nine Imperial Easter Eggs and the other objects in the collection were estimated in excess of $90 million and represent a wealth of Russian culture that can now be returned to its people.

o In February, we sold Sotheby's International Realty to Cendant Corporation for approximately $100 million, a move designed to maximize value to our shareholders. The sale included a feature that should extend the reach of our brand and provide a


* Non-GAAP measure. See Appendix A.

     continuing revenue stream - a 100-year license permitting Cendant, under specified conditions, to use the Sotheby's International Realty brand.

o Also in February, we closed a new three-year senior secured revolving credit agreement of $200 million, which dramatically expands our financing capabilities and the flexibility of this organization as a whole.

o And then there was this week. The Whitney sale Wednesday evening shattered a number of records, achieving the highest price ever paid for a painting - $104.2 million for Picasso's Garcon a la Pipe. And yesterday's Impressionist sales brought outstanding results as well, bringing the two-day total to a staggering $314.9 million in sales.

o These successes have not distracted us from our continuing focus on cost containment. Since 2000, we have decreased our expenses by over $70* million and since 1999 we have reduced headcount by 30%, excluding discontinued Realty operations. Management continues to assign a top priority to sensible reduction of our cost structure. That is the key to lowering the Company's break-even point even further and enhancing the benefit to our shareholders of increases in revenues.

These truly significant accomplishments would not have been possible without the exceptional efforts of our employees who are without equal in the auction world. We are deeply grateful to them. Our thanks also go to our management team and to our Board of Directors, whose wise counsel and steadfast support have been indispensable during good times and bad. And I know I speak for all of us at Sotheby's when I express our profound appreciation to you, our shareholders, for your patient support. Finally, I welcome the opportunity to thank Bill Ruprecht, whose outstanding leadership and selfless commitment to the people of this great firm are warmly appreciated. This leads quite naturally to my yielding the floor to him. Bill......

[Bill Ruprecht]

Thank you, Michael. 2003 was certainly a transforming year for Sotheby's. I too would like to extend my appreciation to all those many people of Sotheby's whose tremendous efforts have helped us over the last year.


* Non-GAAP measure. See Appendix A.    2





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For the full year 2003, the Company reported a net loss from continuing operations of ($26.5) million, or ($0.43) per diluted share. 2003 results include pre-tax charges of $16.6 million, or ($0.19) per diluted share related to antitrust charges, employee retention costs and the Company's restructuring plans. Excluding these charges, the Company's adjusted net loss from continuing operations for 2003 would have been ($14.8)* million or ($0.24)* per diluted share.

Expense Reduction
-----------------

A continuing goal for Sotheby's over the past four years has been the reduction of our expense structure, an area in which we have made tremendous progress. Total full year 2003 operating expenses from continuing operations, excluding one time costs were over $70* million lower than in 2000. Expense reductions are a priority of management and we will continue to focus on expense savings in 2004.

Auction - 2003
--------------

Throughout a year marked by turbulent economic conditions, works of high quality continued to sell at excellent prices. In 2003, we sold approximately 140 lots for $1 million and above and increased the average selling price per lot by 10%. Among the most notable sold were Andrea Mantegna's Descent Into Limbo, which sold for a record $28.6 million in January and Gustav Klimt's Landhaus am Attersee, which sold for a record $29.1 million in November. Other notable fall sales included the second strongest New York Contemporary Art sales since 1989, strong American Paintings, Old Master Paintings and 20th Century Design sales, and outstanding results from single owner sales including the Bill Blass Collection. These results confirmed the resiliency of the art market and the vibrant demand for outstanding works.

2004 Auctions
-------------

Auction sales in 2004 have gotten off to a tremendous start. However, the most notable event of the first quarter was the landmark private sale of the Forbes Collection of Faberge to Russian industrialist Victor Vekselberg for an undisclosed sum. The fabled nine Imperial Easter Eggs and the other objects in the collection were estimated in excess




* Non-GAAP measure. See Appendix A.    3
of $90 million and represent a wealth of Russian culture that can now be returned to its people. On May 18, these will be revealed by Mr.Vekselberg to a distinguished audience in Moscow, including President Vladimir Putin.

Our Old Masters Paintings sale in New York performed extremely well, leading the market with a total of $31.2 million. Our Americana Week sales totaled approximately $13.6 million, significantly above its presale high estimate of $12.4 million.

Our February London Impressionist and Contemporary sales also performed well. The Impressionist and Modern Art sales brought $75.4 million - double last year's total of $37.1 million. The week of sales was highlighted by Edgar Degas Petite Danseuse de quatorze ans which sold for $9.3 million. In the Contemporary Art sales, Sotheby's led the competition by 70% with an exceptional two days of sales totaling $35.1 million, well above its pre-sale estimate. The evening sale of Contemporary Art, with a total of $27.0 million, set the record for the highest total ever for a Contemporary sale in Europe, and was 93% sold.

History was made here at Sotheby's just two days ago with the sale of the Property of the Greentree Foundation from the Collection of Mr. and Mrs. John Hay Whitney when Sotheby's sold the world's most expensive painting at auction, Pablo Picasso's Garcon a la Pipe, for $104.2 million. This was the first work of art to break the $100 million threshold and the price shattered the previous record of $82.5 million by over $20 million. Four other auction records were broken here that night for Sir Alfred Munnings, Jean-Frederic Bazille, William Blake and Raoul Dufy with the sale totaling $189.9 million, beating the high estimate of $157.6 million..

Yesterday brought another slate of impressive results with the day and evening sales of Impressionist and Modern Art totaling $125 million, just below the high estimate of $128.8 million and surpassing last year's May Impressionist total of $81.1 million by 54%. Claude Monet's Le Bassin aux Nympheas was the highlight of the evening, bringing $16.8 million, soundly above its high estimate of $12 million. Eighteen lots sold for over $1 million. Including Greentree, the two days of sales totaled $314.9 million, our highest sales total since May 1990.

Looking ahead to the upcoming sales in New York, there are a number of exciting auctions on the calendar. Next week is our series of Contemporary Art sales which is estimated between $62.7 and $87.2 million in total. Highlights include works by Roy




                                       4





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Lichtenstein, Ellsworth Kelly, Jasper Johns, Andy Warhol, Cy Twombly, Alexander
Calder, Gerhard Richter, John Currin and Takashi Murakami. Also this month is our American Paintings sale which is estimated between $33.0 and $47.7 million in total and features another seven paintings from the Greentree Foundation's Collection from the Property of Mr. and Mrs. John Hay Whitney. One of the highlights is John Singer Sargent's portrait of Robert Louis Stevenson and His Wife which is considered one of his most daring and modern portraits and is estimated between $5/7 million.

London will also be offering a number of extraordinary paintings later in the season. One of the most magnificent paintings by Sir Joshua Reynolds, A Portrait of Mrs. Baldwin, will be offered for sale in July and is estimated at $5.4-$7.2 million ('L'3-4 million). Another highly anticipated sale is of Johannes Vermeer's Young Woman Seated at the Virginals, which is the first Vermeer to come to auction in more than eighty years. The authorship of the painting had been under question for most of the 20th century but after a decade of research the scholarly community has declared it authentic. This beautiful canvas is being offered at our Old Masters Paintings sale in London on July 7th and is estimated in excess of $5.4 million ('L'3 million). We also anticipate our strongest London Impressionist and Modern Art painting sale in years in June.

Closing:
--------

Bolstered by these developments, notably our increased financing strength, blessed with the very best expertise in the art world, and committed to continued vigilance on costs and increasing our operating leverage, we look forward to a significantly better 2004. This year we mark our Company's 260th anniversary, a milestone that very few companies in the world reach. Now Sotheby's possesses not just a historic past, but a promising future. Once again, we thank our employees, management, Board of Directors and of course you, our shareholders, for your continued support. We will continue to do everything possible to earn it and continue this momentum we have built so far this year. We look forward to continuing the great traditions of Sotheby's.

Michael.......




                                       5





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[Michael Sovern]

Thank you, Bill. At this time, I will open the floor to any shareholder who would like to ask either Bill or me a question. Please identify yourself before asking your questions.


















                                       6







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SOTHEBY'S HOLDINGS, INC.                                              APPENDIX A
RECONCILIATION OF GAAP TO NON-GAAP  FINANCIAL MEASURES

         GAAP and non-GAAP Financial Measures:
         GAAP refers to generally accepted accounting principles in the United States of America. In this speech, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this speech denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:


                                                         Three Months Ended
                                                             December 31,
                                                        ---------------------
                                                        2003             2002
                                                        ----             ----
                                                       (Thousands of dollars)

GAAP Operating Income (Loss)
 from Continuing Operations                           $38,311           ($3,819)

Adjustments:
 Retention costs (a)                                      318             4,253
 Net restructuring charges (b)                           --               3,494
 Special charges (c)                                      542            21,890
                                                      -------           -------

Adjusted Operating Income
 from Continuing Operations                           $39,171           $25,818
                                                      =======           =======



                                                        Three Months Ended         Twelve Months Ended
                                                           December 31,                December 31,
                                                        ------------------         -------------------
                                                        2003          2002          2003          2002
                                                        ----          ----          ----          ----
                                                                    (Thousands of dollars)

         GAAP Net Income (Loss)
          from Continuing Operations                   $17,616     ($ 7,155)     ($26,483)     ($59,462)

         Adjustments (net of income tax effects):
          Retention costs (a)                              186        2,742         5,968        14,066
          Net restructuring charges (b)                   --          2,253         3,552         1,222
          Special charges (c)                              317       15,806         2,193        35,271
                                                       -------      -------      --------      --------

         Adjusted Net Income (Loss)
          from Continuing Operations                   $18,119      $13,646      ($14,770)      ($8,903)
                                                       =======      =======      ========      ========



                                                               Twelve Months Ended
                                                                   December 31,
                                                               -------------------
                                                               2003          2002
                                                               ----          ----

GAAP Earnings (Loss) Per Diluted Share
 from Continuing Operations                                   ($0.43)       ($0.97)

Adjustments (net of income tax effects):
 Retention costs (a)                                           $0.10         $0.23
 Net restructuring charges (b)                                 $0.06         $0.02
 Special charges (c)                                           $0.04         $0.57
                                                              ------        ------

Adjusted Earnings (Loss) Per Diluted Share
 from Continuing Operations                                   ($0.24)       ($0.14)
                                                              ======        ======




                                                                   Twelve Months Ended
                                                                      December 31,
                                                                   -------------------
                                                                   2003           2000
                                                                   ----           ----
                                                                (Thousands of dollars)

GAAP Operating Expenses from Continuing Operations
 Direct costs                                                    $ 46,103      $  78,378
 Salaries and related costs                                       144,701        168,561
 General and administrative expenses                               94,838        122,819
 Depreciation and amortization expense                             25,344         22,239
 Retention costs (a)                                                8,466          3,428
 Net restructuring charges (b)                                      5,039         12,634
 Special charges (c)                                                3,112        203,069
                                                                 --------      ---------
Total GAAP Operating Expenses from Continuing Operations         $327,603      $ 611,128

Adjustments:
 Retention costs (a)                                               (8,466)        (3,428)
 Net restructuring charges (b)                                     (5,039)       (12,634)
 Special charges (c)                                               (3,112)      (203,069)
 Non-recurring loan write-off (d)                                    --           (9,000)
                                                                 --------      ---------

Adjusted GAAP Operating Expenses from Continuing Operations      $310,986      $ 382,997
                                                                 ========      =========


(a)  Consists of costs related to the Company's employee retention programs.

(b) Consists of net charges or credits related to the Company's restructuring plans.

(c) Consists of net charges related to the investigation by the Antitrust Division of the United States Department of Justice, other governmental investigations and the related civil antitrust litigation, as well as a credit in the first quarter of 2002 related to the Company's final settlement agreement with its former Chief Executive Officer.

(d)  Non-recurring loan write-off in 2000.